Dentons Canada LLP 77 King Street West, Suite 400 Toronto-Dominion Centre Toronto, ON, Canada M5K 0A1 dentons.com

March 22, 2024

Energy Fuels Inc.

225 Union Blvd., Suite 600

Lakewood, Colorado, 80228

Dear Sirs/Mesdames:

Re: Energy Fuels Inc. - Controlled Equity OfferingSM of Common Shares

We have acted as Ontario counsel to Energy Fuels Inc. (the "Corporation"). We refer to the Corporation's registration statement on Form S-3 (the "Registration Statement") which became effective automatically upon filing on March 22, 2024 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), which contains (i) a base shelf prospectus (the "Base Prospectus") and (ii) a prospectus supplement to the Base Prospectus relating to common shares of the Corporation ("Common Shares") to be sold by the Agents (as defined below) in the United States (the "Prospectus Supplement", and together with the Base Prospectus, the "Prospectus").

We are furnishing this opinion at your request in connection with the Prospectus which was filed in connection with the offer and sale of up to an aggregate of US$150,000,000 of Common Shares (the "Shares") by the Corporation pursuant to the terms of a Controlled Equity OfferingSM sales agreement dated March 22, 2024 (the "Sales Agreement") between the Corporation, Cantor Fitzgerald & Co., BMO Capital Markets Corp., Canaccord Genuity LLC and B. Riley Securities, Inc. (collectively the "Agents").

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion set forth below. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that the Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the Sales Agreement.

Based upon and subject to the foregoing assumptions and qualifications, we are of the opinion that the Shares, when issued in accordance with the provisions of the Sales Agreement, including the receipt by the Corporation of the consideration therefor, will be validly issued as fully paid and non-assessable shares of the Corporation.

The foregoing opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinion expressed in this letter is for the sole benefit of the Corporation in connection with the Prospectus. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent.  Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement in connection with the offering. We also hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours very truly,

/s/ Dentons Canada LLP